EXHIBIT 99.1

The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2010
Dallas, Texas, August 13, 2010 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the second quarter and six months ended June 30, 2010.
For the quarter, net income was $4.8 million, or $3.14 per share, compared to net income of $3.6 million, or $2.34 per share, in 2009 on revenue of $47.9 million and $44.3 million, respectively.
For the six months, net income was $10.0 million, or $6.59 per share, compared to net income of $6.5 million, or $4.28 per share, in 2009 on revenue of $95.1 million and $84.0 million, respectively.
Following is a comparison of results for the 2010 and 2009 periods:
Operating Income. For the 2010 and 2009 second quarters, operating income, primarily from textile products operations, was $7.6 million and $5.8 million, respectively. For the 2010 and 2009 six months, operating income was $15.8 million and $10.6 million, respectively.
The increases in revenue and operating income were primarily due to an increase in sales of specialty fabric to U.S. military contractors, as a result of increases in orders from the military to Brookwood’s customers, as well as increased sales in the commercial market segment, sail cloth and flag products. Sales of specialty fabric to U. S. military contractors of $35.3 million and $70.0 million in the 2010 second quarter and six month periods, respectively, increased from the 2009 sales of $32.0 million and $60.4 million, respectively. The military sales represented 73.6% and 73.6% for the 2010 second quarter and six month periods, compared to 72.3% and 72.0% for the 2009 periods, respectively.

Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income.
For the 2010 and 2009 second quarters, other income (loss) was a loss of $52,000 and $49,000, respectively. For the 2010 and 2009 six months, other income (loss) was a loss of $112,000 and $110,000, respectively.
Income Tax Expense. For the 2010 second quarter, the income tax expense was $2.7 million, which included a $2.4 million current federal tax expense, and a $282,000 state tax expense. For the 2009 second quarter, the income tax expense was $2.2 million, which included a non cash deferred federal tax expense of $1.8 million, a current federal tax expense of $62,000 and state tax expense of $375,000.
For the 2010 six months, income tax expense was $5.6 million, which included a $5.0 million current federal tax expense and a $595,000 state tax expense. For the 2009 six months, income tax expense was $4.0 million, which included a non cash deferred federal tax expense of $3.3 million, a current federal tax expense of $62,000 and current state tax expense of $618,000.
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The following table sets forth selected financial information for the three months and six months ended June 30, 2010 and 2009.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$47,927	$44,317	$95,077	$83,984

Operating income	$7,577	$5,831	$15,758	$10,611
Other income (loss)	(52)	(49)	(112)	(110)

Income before income taxes	7,525	5,782	15,646	10,501
Income tax expense	2,729	2,213	5,600	3,978

Net income	$4,796	$3,569	$10,046	$6,523

PER COMMON SHARE:
BASIC Net income	$3.14	$2.34	$6.59	$4.28

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED Net income	$3.14	$2.34	$6.59	$4.28

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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